SUNOPTA ANNOUNCES AMENDMENTS TO SHAREHOLDER RIGHTS PLAN

TORONTO, April 18, 2016 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, announced today that it has amended certain terms of the shareholder rights plan agreement dated November 10, 2015 (the “Plan”) to be presented for ratification at the annual and special meeting of shareholders of SunOpta scheduled to be held on May 10, 2016 (the “Meeting”). The amendments were made in response to comments from ISS Proxy Advisory Services, a branch of Institutional Shareholder Services Inc. (“ISS”), a proxy voting advisory and corporate governance services firm.

“We are committed to understanding and responding to concerns raised by or on behalf of our shareholders, and have therefore made these amendments to address all of the concerns expressed by ISS with respect to the Plan. We continue to believe that the approval of the Plan is in the best interests of SunOpta and its shareholders,” said Rik Jacobs, President and CEO of SunOpta.

SunOpta has made the following changes to the Plan:

a)

the definitions of “Competing Permitted Bid” and “Permitted Bid” were amended to require that any such Take-over Bid shall contain irrevocable and unqualified conditions that Voting Shares may be deposited at any time during the period of time between the date of the Take-over Bid and the date on which the Voting Shares subject to the Take-over Bid may be taken up and paid for;

b)

the definition of “controlled” was amended so that a person is not considered to control another person that is not a corporation if the first person does not own more than 50% of the voting interests in the other person, even where the first person owns more than 50% of the equity interests in the other person;

c)

the definition of acting jointly or in concert was narrowed to eliminate some language that ISS viewed as giving board discretion in applying the definition and to clarify that customary agreements with and between underwriters or banking group or selling group members with respect to a distribution of securities and pledges of securities in the ordinary course of the pledgee’s business are excluded; and

d)

the amendment provisions of the Plan were narrowed to remove language that purported to permit the Board to make amendments to the Plan prior to the Meeting whether or not such amendments would materially adversely affect the interests of the holders of Rights generally.

The amended and restated Plan will be available on SEDAR. We encourage SunOpta shareholders to vote FOR the plan at the upcoming meeting. Be sure to vote your proxy before Friday, May 6, 2016 at 4:00 p.m. (EDT). For more information and assistance in voting your proxy, please contact Kingsdale Shareholder Services at 1-877-659-1822 toll-free in North America or call collect at 416-867-2272 outside of North America or by email at contactus@kingsdaleshareholder.com.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified (“non-GMO”) and specialty foods. The Company specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. The Company’s organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

For further information, please contact:

SunOpta Inc.
Public Relations
Rob Litt, Director Global Communications
Tel: 952-893-7863
Rob.litt@sunopta.com